Exhibit 3.39

ARTICLES OF ORGANIZATION - LIMITED LIABILITY COMPANY

Executed by the undersigned for the purpose of forming a Wisconsin Limited Liability Company under Chapter 183 of the Wisconsin Statutes:

Article 1.	Name of the limited liability company:

Manitowoc Foodservice Companies, LLC

Article 2.	The limited liability company is organized under Ch. 183 of the Wisconsin Statutes.

Article 3.	Name of the initial registered agent:

CSC-LAWYERS INCORPORATING SERVICE COMPANY

Article 4.	Street address of the initial registered office:

8040 Excelsior Drive
Suite 400
Madison, WI 53717
United States of America

Article 5.	Management of the limited liability company shall be vested in:

A member or members

Article 6.	Name and complete address of each organizer:

Cynthia Zdrojewski Jorgensen
411 East Wisconsin Avenue
Suite 2040
Milwaukee, WI 53202-4497
United States of America

Other Information.	This document was drafted by:

Margaret E.M. Utterbac

Organizer Signature:

Cynthia Zdrojewski Jorgensen